TEGAL ANNOUNCES SETTLEMENT IN TRADE SECRET LITIGATION

Santa Barbara, Calif., November 13, 2006 — Tegal Corporation (Nasdaq: TGAL), today announced that its wholly-owned subsidiary, Sputtered Films Inc. (SFI) agreed to terms settling its trade secrets case against Sergey Mishin, Advanced Modular Sputtering (AMS), Agilent Technologies, Inc., Avago Technologies U.S., Inc., Avago Technologies Wireless (U.S.A) Manufacturing, Inc. and other defendants. The settlement terms provide for a payment to the Company of approximately $13 million, net of fees and certain expenses associated with the litigation. The settlement also calls for the transfer of assets related to PVD technology from AMS to SFI and the dissolution of AMS as of March 1, 2007.

The Company plans to announce its financial results for the Second Quarter Fiscal Year 2007, which ended September 30, 2006 before market open, tomorrow, November 14, 2006 and Tegal’s senior management will conduct an investor conference call at 10 a.m. Pacific Time (1:00 p.m. Eastern) tomorrow to discuss the financial results and outlook. Information about the investor conference call, which is open to all interested investors, may be found in the Company’s earnings press release.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

For more information about Tegal Corporation, visit: www.tegal.com

Company Contact:
Tegal Corporation
Christine T. Hergenrother
Vice President & Chief Financial Officer
(707) 763-5600
info@tegal.com

Agency Contact:
The Blue Shirt Group
Rakesh Mehta, 415/217-7722
Chris Danne, 415/217-7722

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